Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	ACELRX PHARMACEUTICALS, INC., a Delaware corporation
Number of Shares:	10,000
Class of Stock:	Series A Preferred
Warrant Price:	$2.50 per share
Issue Date:	March 15,2007
Expiration Date:	The 10th anniversary after the Issue Date
Credit Facility:	This Warrant is issued in connection with the Credit Agreement, dated as of March 15, 2007 (as amended from time to time, the “Loan Agreement”) entered into by and among Company and WELLS FARGO BANK, N.A.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for good and valuable consideration, WELLS FARGO BANK, N.A. (together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1     Method of Exercise.   Holder may exercise this Warrant, in whole or in part, from time to time, by delivering a duly executed Notice of Exercise or Conversion in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check, wire transfer to an account designated by the Company, or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2     Conversion Right.   In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, from time to time, without payment by Holder of any Warrant Price or any cash or other consideration, into that number of shares of fully paid and nonassessable stock for which this Warrant is exercisable, including the Shares, as determined by the following formula:

X =   A - B

Y

Where:	X =	the number of Shares that shall be issued to Holder.

	Y =	the fair market value of one Share.

	A =	the aggregate fair market value of the specified number of Shares designated by Holder for conversion under this Section 1.2 (i.e., the number of such Shares multiplied by the fair market value of one Share).

	B =	the aggregate Warrant Price of the specified number of Shares immediately prior to the conversion pursuant to this Section 1.2 (i.e., the number of such Shares multiplied by the Warrant Price).

The fair market value of the Shares shall be determined pursuant to Section 1.3. Such conversion shall be effective upon receipt by the Company of a duly executed Notice of Exercise or Conversion in substantially the form attached as Appendix 1, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering (a “Public Offering”) pursuant to a Registration Statement under the Securities Act of 1933, amended (the “Act”) or the consummation of a merger or other transaction involving the Company.

1.3     Fair Market Value.   If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the average closing price of a Share reported for the last five trading days immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment within five (5) business days after written request by Holder.

1.4     Delivery of Certificate and New Warrant.   Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5     Replacement of Warrants.   On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6     Treatment of Warrant Upon Acquisition of Company.

1.6.1     “Acquisition”.   For the purpose of this Warrant, “Acquisition” means any sale, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2     Treatment of Warrant at Acquisition.

(A)     In the event of an Acquisition that is not an asset sale in which (i) the value of the per share consideration paid or payable for the series and class of stock for which this Warrant is exerciseable in such Acquisition is greater than five (5) times the Exercise Price effective at the time of closing of the Acquisition, and (ii) the consideration received in such Acquisition is cash and/or shares of a publicly traded company listed on a national market or exchange, freely tradeable without restrictions within 180 days of the closing of such Acquisition, except for restrictions pursuant to Rule 144 or 145 promulgated under the Act, this Warrant shall for all purposes be deemed to be converted pursuant to Section 4.8 effective immediately prior to the consummation of such Acquisition. The Company shall provide Holder with written notice of such an Acquisition (together with such reasonable information as Holder may request in connection therewith), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(B)     Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than twenty (20) days prior to the closing of the proposed Acquisition.

(C)     Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

1.7     Stock Full Paid; Reservation of Shares.   All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Shares to provide for the exercise of the rights represented by this Warrant and, while the Shares are convertible preferred stock, a sufficient number of shares of its Common Stock to provide for the conversion of the Shares into Common Stock

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1     Stock Dividends, Splits, Etc.   If the Company declares or pays a dividend on the Shares payable in Shares, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2     Reclassification, Exchange, Combinations or Substitution.   Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles or Certificate (as applicable) of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3     Adjustments for Diluting Issuances.   The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Articles or Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Articles or Certificate (as applicable) of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

2.4     No Impairment.   The Company shall not, by amendment of its Articles or Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. The foregoing notwithstanding, the Company shall not be deemed to have impaired Holder’s rights if it amends its Certificate of Incorporation, or the holders of the Company’s preferred stock waive their rights thereunder, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with any such amendments or waivers) affect Holder in a manner different from the effect that such amendments or waivers have on the rights of other holders of the same series and class as the Shares granted to the Holder.

2.5     Fractional Shares.   No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6     Certificate as to Adjustments.   Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1     Representations and Warranties.   The Company represents and warrants to Holder as follows:

(a)     The initial Warrant Price referenced on the first page of this Warrant is not greater than the effective price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

(b)     All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)    The Capitalization Table previously provided to Holder remains true and complete in all material respects as of the Issue Date.

3.2     Notice of Certain Events.   If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer the holders of the Company’s Series A Preferred Stock (or any series or class of capital stock into which shares have been automatically converted) the right to purchase any equity securities of the Company (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3     Registration Under Securities Act of 1933, as amended.   The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain “piggyback,” registration rights and S-3 registration rights pursuant to and as set forth in Sections 1.3 and 1.4 of the Company’s Investor Rights Agreement, dated as of August 15, 2006 (the “Investors’ Rights Agreement”). The provisions set forth in the Company’s Investors’ Right

Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the shares of common stock into which the Shares are convertible in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

3.4     No Stockholder Rights.   Except as provided in this Warrant, Holder will not have any rights as a stockholder of the Company until the exercise of this Warrant.

ARTICLE 4. MISCELLANEOUS.

4.1     Term.   This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

4.2     Legends.   This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

4.3     Compliance with Securities Laws on Transfer.   This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require WELLS FARGO BANK, N.A. (“Bank”) to provide an opinion of counsel if the transfer is to any affiliate of Bank. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4     Transfer Procedure.   After receipt by Bank of the executed Warrant, Bank may in its sole discretion transfer all of this Warrant to any affiliate of Bank by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 4.3 and upon providing the Company with written notice, such affiliate and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

4.5     Notices.   All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Section 4.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

WELLS FARGO BANK, NATIONAL ASSOCIATION

400 Hamilton Avenue

Palo Alto, CA 94301

Attn: Christopher Wagner

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

ACELRX PHARMACEUTICALS, INC.

575 Chesapeake Drive

Redwood City, CA 94063

Attn: Carter King, Vice President- Finance

Fax: 650-216-3501

4.6     Waiver.   This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7     Attorneys’ Fees.   In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8     Automatic Conversion upon Acquisition or Expiration.   In the event that, on the Expiration Date or immediately prior to the consummation of an Acquisition of the type described in Section 1.6.2(A), the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price then in effect, then this Warrant shall automatically be deemed on and as of the Expiration Date, or immediately prior to such consummation, as the case may be, to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

4.9     Counterparts.   This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

4.10     Governing Law.   This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

“COMPANY”
ACELRX PHARMACEUTICALS, INC.

By:	/s/ Thomas A. Schreck
Name: Thomas A. Schreck
Title: CEO

By:		Date:	April 6, 2007
Name:
Title:

“HOLDER”
WELLS FARGO BANK, N.A.

By:	/s/ Christopher Wagner
Name: Christopher Wagner
Title: Vice President

SCHEDULE 1

CAPITALIZATION TABLE

[See attached.]

APPENDIX 1

NOTICE OF EXERCISE OR CONVERSION

1.     Holder elects to purchase                      shares of the Common/Series          Preferred [strike one] Stock of ACELRX PHARMACEUTICALS, INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.     Holder elects to convert the attached Warrant into shares of the Common/Series          Preferred [strike one] Stock of ACELRX PHARMACEUTICALS, INC. pursuant to the terms of the attached Warrant. This conversion is exercised for                      of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.     Please issue a certificate or certificates representing the shares in the name specified below:

Holder’s Name

(Address)

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, WELLS FARGO BANK, N.A. hereby sells, assigns and transfers unto

Name:
Address:

Tax ID:

that certain Warrant to Purchase Stock issued by ACELRX PHARMACEUTICALS, INC. (the “Company”), on February     , 2007 (the “Warrant”) together with all rights, title and interest therein.

WELLS FARGO BANK, N.A.

By:

Name:

Title:

Date: